Exhibit 99.4

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Desktop Metal’s consolidated results of operations and financial condition. The discussion should be read in conjunction with Desktop Metal’s consolidated financial statements and notes thereto included in and incorporated by reference elsewhere in this Current Report on Form 8-K. This discussion contains forward looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward looking statements.

Business Overview

Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. We offer a portfolio of integrated additive manufacturing solutions for engineers, designers and manufacturers comprised of hardware, software, materials, and services. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, aerospace, healthcare, consumer products, heavy industry, machine design and research and development.

At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. It has the capacity to change the way parts of all materials are designed, manufactured, and sold around the world, as well as empowers businesses of all sizes to make high-performance products faster, more sustainably and at costs and volumes competitive with conventional manufacturing solutions. The additive manufacturing industry is now at a major inflection point, poised for accelerated growth driven by a new generation of technologies that enable high-volume and end-use parts production. We believe Desktop Metal is at the forefront of this transformation, and our mission is to make additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable businesses to realize the promise of additive manufacturing across a breadth of vertical markets.

Our growth strategy begins with a commitment to research and development. Since our founding in 2015, we have invested significant resources in research and development, including $145.5 million since 2018, towards building an extensive portfolio of proprietary and differentiated technologies with a focus on making additive manufacturing an easy-to-use, economic and scalable solution. Our additive manufacturing products, which incorporate these technologies, offer several key advantages over competitive additive manufacturing technologies and provide our customers with several price points depending on their desired features and applications. Our announced additive manufacturing solutions are as follows:

•	Production System is an industrial manufacturing solution powered by our proprietary SPJ technology and designed to achieve speeds up to 100 times those of legacy PBF additive manufacturing technologies and enable production quantities of up to millions of parts per year at part costs competitive with conventional mass production techniques. Production System is scheduled to begin volume commercial shipments in 2021.

•	Shop System is an affordable, turnkey binder jetting solution designed to bring metal 3D printing to machine and job shops, leveraging build rates up to 10 times those of legacy PBF additive manufacturing technologies in combination with our proprietary sintering technology to enable serial production of dense metal parts with exceptional surface finish and rich feature detail. Shop System initial shipments have occurred in the third quarter 2020 and is scheduled to begin volume commercial shipments in late 2020.

1

•	Studio System is designed for office-friendly metal 3D printing and leverages our proprietary BMD technology to minimizes requirements for special facilities as compared to legacy PBF additive manufacturing technologies and simplify the production of low-volumes of complex, high quality metal parts in-house. Studio System has been shipping in volume since the fourth quarter of 2018.

•	Fiber is a desktop 3D printer that incorporates our proprietary Micro AFP technology and is designed to produce high-resolution composite parts reinforced with aerospace- and industrial-grade continuous fiber tape, unlocking superior part strength with high-performance materials starting at an affordable annual subscription price. Fiber is scheduled to begin volume commercial shipments in late 2020.

Software is a critical component of our additive manufacturing solutions and is at the core of their accessibility and ease-of-use. Built on cloud, desktop and mobile technologies, our build preparation software, Fabricate, streamlines the process of setting up prints and works alongside touchscreen controls onboard our products to provide a cohesive, modern user interface and experience across our product portfolio. We also sell an array of consumables, including composite, metal and ceramic materials, which are engineered for use with several of our additive manufacturing products. The sales of these materials provide us with a recurring revenue stream from customers of our additive manufacturing solutions.

We began shipping our first product, the Studio System, in the fourth quarter of 2018. Since then, we have shipped hundreds of units and generated cumulative revenue of over $36.0 million. As of September 30, 2020, we are in the late stages of development for our remaining three additive manufacturing solutions, Shop System, Fiber and Production System, the last of which has already been installed and is operational at early customers prior to commercialization.

At our core, we are a tech company. Our strengths are in technology innovation and product development. Both as a result of this focus and to reach a broad audience, we market and sell our additive manufacturing solutions through a leading global distribution network, managed and augmented by our own internal sales and marketing teams. This distribution network covers over 60 countries around the world and is composed of sales and distribution professionals with decades of experience in digital manufacturing technologies. Similarly, we leverage third-party contract manufacturers to produce our additive manufacturing products. Our internal manufacturing and supply chain teams work collaboratively with both our internal engineering department and these third-party contract manufacturers to scale up initial prototypes for commercialization and volume commercial shipments. Together, our distribution network and manufacturing approach allow us to produce, sell and service our products at-scale in global markets and creates substantial operating leverage as we execute our strategy.

We are led by visionary technologists and a team of proven leaders with experience bringing emerging technologies to market across the hardware, materials and software sectors. Our technologies have the potential to empower engineers and designers to easily access additive manufacturing and drive new application discovery as well as provide manufacturers with reliable and high-performance solutions that facilitate the production innovative designs in high volumes. We believe that, taken together, these core competencies will propel us towards helping businesses realize the true promise of additive manufacturing.

Recent Developments

Merger Agreement

On August 26, 2020, we entered into the Merger Agreement with Trine, a special purpose acquisition company, and Merger Sub, a wholly-owned subsidiary of Trine. The terms of the Merger Agreement provided that effective at the time of the Business Combination, Merger Sub merged with and into Desktop Metal and Desktop Metal survived the merger as a wholly-owned subsidiary of Trine. Upon the closing of the Business Combination, the combined operating company is named Desktop Metal, Inc. and will continue to be listed on the NYSE and trade under the ticker symbol “DM.” Cash proceeds of the Business Combination were funded through a combination of Trine’s $305 million of cash held in trust, net of redemptions, and an aggregate of $275 million in fully committed common stock transactions at $10.00 per share. Desktop Metal’s cash on hand after giving effect to these transactions will be used for general corporate purposes, including advancement of our product development efforts. We also intend to use the proceeds to acquire other companies or technologies in the additive manufacturing industry.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and staying home from work. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.

The COVID-19 pandemic has caused us to experience several adverse impacts, including extended sales cycles to close new orders for our products, delays in shipping and installing orders due to closed facilities and travel limitations and delays in collecting accounts receivable. The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate adverse impact of the COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, present material uncertainty and risk with respect to our performance and financial results. In particular, businesses across an array of vertical markets are temporarily reducing capital expenditure budgets globally as they seek to preserve liquidity to ensure the longevity of their own operations, which in turn may lead to reductions in purchases of our additive manufacturing solutions. Further, office closures may prevent organizations from reaching typical utilizations of our additive manufacturing solutions, resulting in reductions in purchases of consumable materials. Additionally, the COVID-19 pandemic may contribute to facility closures at our third-party contract manufacturers and key suppliers, causing delays and disruptions in product manufacturing, which could affect our ability to ship products purchased by our customers in a timely manner. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.

In the short-term, we have taken, and will continue to take, actions to mitigate the impact of the COVID-19 pandemic on our cash flow and results of operations and financial condition. We are managing the variable portion of our cost structure to better align with revenue, including external marketing spend, which will be significantly reduced during this period of disruption. Similarly, we have reduced discretionary research and development spending and plan to continue to closely manage additional spend. Additionally, we have reduced staffing across the organization by 30% across all departments. In the long-term, we believe that the COVID-19 pandemic will encourage organizations to reassess their supply chain structure and may accelerate their adoption of solutions such as additive manufacturing, which could allow for greater flexibility and a reduced reliance on overseas manufacturing.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

Commercial Launch of Products

Several of our products are in the late stages of development and are scheduled to begin volume commercial shipments in late 2020 and 2021. Prior to commercialization, we must complete final testing and manufacturing ramp-up of these products at our third-party contract manufacturers. Any delays in successful completion of these steps may impact our ability to generate revenue from these products.

Adoption of our Additive Manufacturing Solutions

We believe the world is at an inflection point in the adoption of additive manufacturing solutions and that we are well-positioned to take advantage of this opportunity across an array of industries due to our proprietary technologies and global distribution capabilities. We expect that our results of operations, including revenue and gross margins, will fluctuate for the foreseeable future as businesses continue to shift away from conventional manufacturing processes towards additive manufacturing for end-use parts. Our turnkey and volume production solutions are designed to empower businesses to realize the full benefits of additive manufacturing at-scale, including geometric and design flexibility, mass customization and supply chain engineering, among others. The degree to which potential and current customers recognize these benefits and invest in our solutions will affect our financial results.

Pricing, Product Cost and Margins

To date, most of our revenue has been generated by sales of our Studio System. Revenue generated from our Studio product line represented 96% and 73% of total revenue in the years ended December 31, 2019 and 2018, respectively, and represented 96% and 98% of total revenue in the nine months ended September 30, 2020 and 2019, respectively. Revenue not generated from the Studio product line was attributed to development contracts during 2018 and 2019 and a small amount of sales generated by our Shop System during the third quarter of 2020. Going forward, we expect to commercialize our entire product portfolio, which offers customers a range of additive manufacturing solutions spanning multiple price points, materials, throughput levels, operating environments and technologies to enable them to find the solution that achieves their specific goals. Pricing may vary by region due to market-specific supply and demand dynamics and product lifecycles, and sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of products we sell during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to efficiently and reliability introduce cost-effective additive manufacturing solutions for our customers.

Continued Investment and Innovation

We believe that we are a leader in mass production and turnkey additive manufacturing solutions, offering breakthrough technologies that enable high throughput and ease-of-use through our broad product portfolio. Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the additive manufacturing industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance existing products and generate customer demand for our solutions. We believe that investment in our additive manufacturing solutions will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.

Components of Results of Operations

Revenue

The majority of our revenue results from the sales of products, including our additive manufacturing products and embedded on-device software and related consumables. Product revenue is recognized upon transfer of control to the customer, which generally takes place at the point of shipment. We also generate a portion of our revenue from software and support services. Software revenue is recognized (i) in the case of on-premises software, upon transfer of control to the customer, which generally takes place upon shipment, and (ii) in the case of cloud-based software, which is primarily sold through one-year annual contracts, ratably over the term of the agreement. Revenue from support services for our additive manufacturing products is primarily generated through one-year annual contracts and is recognized ratably over the term of the agreement.

We generate revenue and deliver products and services principally through sales to resellers, who purchase and resell our products and also provide installation and support services for our additive manufacturing solutions to customers. Occasionally and for certain products (and all related consumables, software and support services), we also generate revenue from and deliver services to our customers directly.

Cost of Sales

Our cost of sales consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of our additive manufacturing products and consumables, which primarily consists of amounts paid to our third-party contract manufacturers and suppliers and personnel-related costs directly associated with manufacturing operations. Cost of services includes personnel-related costs directly associated with the provision of support services to our customers, which include engineers dedicated to remote support as well as, training, support and the associated travel costs. Our cost of sales also includes depreciation and amortization, cost of spare or replacement parts, warranty costs, excess and obsolete inventory and shipping costs, and an allocated portion of overhead costs. We expect cost of sales to increase in absolute dollars in future periods as we expect our revenues to continue to grow.

Gross Profit and Gross Margin

Our gross profit is calculated based on the difference between our revenues and cost of sales. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:

•	Market conditions that may impact our pricing;

•	Product mix changes between established products and new products;

•	Growth in our installed customer base or changes in customer utilization of our additive manufacturing products, which affects sales of our consumable materials and may result in excess or obsolete inventories; and

•	Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations.

We expect our gross margins to fluctuate over time, depending on the factors described above.

Research and Development

Our research and development expenses represent costs incurred to support activities that advance the development of innovative additive manufacturing technologies, new product platforms and consumables, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of employee-related personnel expenses, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs. We expect research and development costs will increase on an absolute dollar basis over time as we continue to invest in our advancing our portfolio of additive manufacturing solutions.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, third party commissions, costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount, initiate new marketing campaigns and launch new product platforms.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.

Interest Expense

Interest expense includes cash interest paid on our term loan as well as amortization of deferred financing fees and costs.

Interest and Other Income, Net

Interest and other income, net includes interest earned on deposits and short-term investments, gains and losses on investments as well as sales and disposals of fixed assets.

Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 and 2019

Revenue

The following table presents the revenue of each of our revenue streams, as well as the percentage of total revenue and change from the prior period.

	For the Nine Months Ended September 30,
	2020		2019		Change in Revenues
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Product Revenue	$6,113	75%	$18,655	89%	$(12,542)	(67)%
Service Revenue	1,988	25%	2,221	11%	(233)	(10)%
Total Revenue	$8,101	100%	$20,876	100%	$(12,775)	(61)%

Total revenue for the nine months ended September 30, 2020 and 2019, was $8.1 million and $20.9 million, respectively, representing a decrease of $12.8 million, or 61%. The decrease in total revenue was attributable to a decrease in revenue from both products and services. Additionally, revenue was negatively impacted by $0.9 million as a result of our transitioning from a sales agent model to a reseller model.

We sold fewer products during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, leading to an approximately 67% decrease in product revenue. This was primarily due to decreased customer demand and longer sales cycles resulting from the COVID-19 pandemic. Additionally, as a result of customer facilities closures associated with the COVID-19 pandemic, we experienced delays in shipments and installation as well as decreased utilization of our installed products, leading to a decrease in sales of consumables materials.

Service revenue decreased during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019, primarily due to a decrease in support and installation revenue resulting from decreased shipments during the period.

The following table presents revenue by geographic region, as well as the percentage of total revenue and change from the prior period.

	For the Nine Months Ended September 30,
	2020		2019		Change in Revenues
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Americas	$3,334	41%	$13,412	64%	$(10,078)	(74)%
EMEA (Europe, the Middle East and Africa)	3,299	41%	6,250	30%	(2,951)	(47)%
APAC (Asia-Pacific)	1,468	18%	1,214	6%	254	21%
Total Revenue	$8,101	100%	$20,876	100%	$(12,775)	(61)%

Total revenue decreased due to fewer product sales in the Americas and EMEA regions driven by decreased customer demand resulting from the COVID-19 pandemic. This decrease was partially offset by increased sales in the APAC region, driven primarily by an improvement in hardware product volume sold in the region during the nine months ended September 30, 2020.

Cost of Sales

Total cost of sales during the nine months ended September 30, 2020 and 2019 was $21.5 million and $38.5 million, respectively, a decrease of $17.0 million, or 44%.

The decrease in total cost of sales was driven primarily by the decrease in product cost of sales, which resulted from fewer product sales. This decrease was partially offset by an increase to our inventory reserves. We recognized a $2.9 million obsolescence inventory charge related to product redesigns implemented to reduce costs and enhance performance and functionality.

Gross Profit (Loss) and Gross Margin

The following table presents gross profit by revenue stream, as well as change in gross profit (loss) dollars from the prior period.

	For the Nine
	Months Ended
	September 30,		Change in Gross
	2020	2019	Profit
(Dollars in thousands)	Gross Profit (Loss)		$	%
Products	$(12,032)	$(16,563)	$4,531	27%
Services	(1,377)	(1,079)	(298)	(28)%
Total	$(13,409)	$(17,642)	$4,233	24%

Total gross profit (loss) during the nine months ended September 30, 2020 and 2019 was $(13.4) million and $(17.6) million, respectively. The change in total gross profit (loss) of $4.2 million is driven by the fact that we sold fewer products in the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. Negative gross profit during each of these periods was a result of higher product costs than selling price primarily driven by a combination of small purchase quantities for products and consumables from our third-party contract manufacturers, resulting in higher costs, and the selection of suppliers influenced by time-to-market considerations instead of solely cost considerations.

The following table presents gross margin by revenue stream, as well as the change in gross margin from the prior period.

	For the Nine
	Months Ended		Change in Gross
	September 30,		Margin
	2020	2019	Percentage
	Gross Margin		Points	%
Products	(197)%	(89)%	(1.08)	(121.69)%
Services	(69)%	(49)%	(0.21)	(42.58)%
Total	(166)%	(85)%	(0.81)	(95.87)%

Total gross margin during the nine months ended September 30, 2020 and 2019 was (166)% and (85)%, respectively. The decrease in total gross margin was primarily due to the decrease in gross margin from our product revenue, which resulted mainly from an obsolescence inventory charge related to product redesigns implemented to reduce costs and enhance performance and functionality. This was partially offset by a lower product cost for units shipped in the first nine months of 2020 as compared to the first nine months of 2019. Additionally, during the nine months ended September 30, 2020 we expanded our manufacturing operations team and associated costs to accommodate our expected increase in sales volumes in future periods and the manufacturing ramp-up and initial commercialization of new products scheduled to ship in late 2020 and 2021.

Research and Development

Research and development expenses for the nine months ended September 30, 2020 and 2019 were $31.4 million and $40.6 million, respectively, a decrease of $9.2 million, or 23%. The decrease in research and development expenses was primarily due to a $3.9 million decrease in prototyping costs incurred during the nine months ended September 30, 2020 resulting from the maturation of our product development efforts. Additionally, during the nine months ended September 30, 2020, we reduced engineering consulting expenses and headcount to mitigate the impacts of and uncertainties around COVID-19 as described in the “Recent Developments” section above, resulting in savings of $3.6 million and $1.7 million, respectively. These decreases were partially offset by other individually insignificant variations between the periods.

Sales and Marketing

Sales and marketing expenses for the nine months ended September 30, 2020 and 2019 were $10.0 million and $13.9 million, respectively, a decrease of $3.9 million, or 28%. The decrease in sales and marketing expenses was primarily due to a decrease in third party commissions of $0.9 million resulting from our shift towards a reseller model for our distribution network during the nine months ended September 30, 2020, as compared to the prior sales agent model. During the nine months ended September 30, 2020, we reduced tradeshow and related travel expenses and marketing headcount to mitigate the impacts of and uncertainties around the COVID-19 pandemic as described in the “Recent Developments” section above, resulting in savings of $1.4 million and $0.4 million, respectively. These decreases were partially offset by an increase in sales headcount, resulting in $0.1 million of additional employee-related costs during the nine months ended September 30, 2020. These changes included other individually insignificant variations between the periods.

General and Administrative

General and administrative expenses for the nine months ended September 30, 2020 and 2019 were $11.0 million and $8.3 million, respectively, an increase of $2.7 million, or 33%. The increase in general and administrative expenses was primarily due to an increase in $1.8 million of professional fees incurred as a result of the merger, $0.4 million increase in compensation costs, related to the modification of certain equity based awards, $0.3 million increase in legal expenses related to maintaining our intellectual property.

Interest Expense

Interest expense for the nine months ended September 30, 2020 and 2019 was $0.3 million and $0.4 million, respectively, a decrease of $0.1 million, or 25%. The decrease resulted from a decrease in the variable interest rate paid on our term loan.

Interest and Other Income, Net

Interest and other income, net during the nine months ended September 30, 2020 and 2019 was $1.0 million and $5.1 million, respectively, a decrease of $4.1 million, or 80%. Interest income decreased $2.8 million, from $3.7 million during the nine months ended September 30, 2019 to $0.9 million during the nine months ended September 30, 2020, resulting from a decrease in cash available for investment. The change in net other income from September 30, 2019 to September 30, 2020 was immaterial.

Income Taxes

No provision for federal, foreign or state income taxes has been recorded because we incurred losses during the nine months ended September 30, 2020 and 2019.

We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.

Non-GAAP Financial Information

In addition to our results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define “EBITDA” as net loss plus net interest income, provision for income taxes, depreciation and amortization expense.

We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation.

We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation and provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA during the nine months ended September 30, 2020 and 2019:

	For the Nine Months Ended
	September 30,
(Dollars in thousands)	2020	2019
Net loss attributable to common stockholders	$(65,027)	$(75,769)
Interest (income) expense, net	(651)	(3,284)
Income tax expense (benefit)	—	—
Depreciation and amortization	6,525	5,754
EBITDA	(59,153)	(73,299)
Stock compensation expense	4,228	3,430
Adjusted EBITDA	$(54,925)	$(69,869)

Liquidity and Capital Resources

We have incurred a net loss in each of our annual periods since our inception. We incurred net losses of $103.6 million and $121.3 million during the years ended December 31, 2019 and 2018, respectively. As of September 30, 2020, we had $90.5 million in cash, cash equivalents and short-term investments. As an early stage company, we have primarily obtained cash to fund our operations through preferred stock offerings and debt instruments. We expect we will continue to need investments to support the growth of the business, continue research and development in our product platforms, and support our operations.

Since inception, we have received cumulative net proceeds from the sale of our preferred and common stock of $438.8 million to fund our operations. As of September 30, 2020, our principal sources of liquidity were our cash, cash equivalents and short-term investments of $90.5 million which are principally invested in money market funds and fixed income instruments.

In June 2018, we entered into a three-year, $20.0 million term loan, which provided $10.0 million immediately with the remaining principal balance available to be drawn in up to three draws of not less than $2.0 million for 12 months from close of the facility. We entered into this loan to fund capital expenditures associated with our corporate office. Interest is calculated using the Wall Street Journal Prime rate less 50 basis points, payable monthly in arrears. If our cash and investments fall below $30.0 million, cash equal to the total outstanding amount of the debt is required to be placed in a money market account. In connection with this loan, we are also subject to periodic reporting requirements, and the lender has a first priority lien on all assets. Repayment terms include interest only payments for 36 months, with the principal coming due in June 2021.

In April 2020, we received loan proceeds in the amount of approximately $5.4 million under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), provides for loans to qualifying businesses. We repaid the loan in its entirety on May 13, 2020.

We believe that our existing capital resources will be sufficient to support our operating plan and cash commitments for the next 12 months. As of September 30, 2020, we had $37.3 million in cash and cash equivalents, and $53.2 million in short-term liquid investments. This liquid asset balance significantly exceeds our current liabilities of $26.4 million as of the same date. If we anticipate that our actual results will differ from our operating plan, we believe we have sufficient capabilities to enact cost savings measures to preserve capital.

We expect net losses to continue in connection with our ongoing activities, particularly as we continue to invest in commercialization and new product development. Additionally, we may engage in future acquisitions which may require additional capital. As noted in the “Recent Developments” section above, we entered into a Merger Agreement with Trine. On a gross basis, we received $580 million in cash as a result of the transaction, which we expect to support our operations and investments in the near term.

Cash Flows

Since inception, we have primarily used proceeds from issuances of preferred stock and debt instruments to fund our operations. The following table sets forth a summary of cash flows for the periods presented:

	For the Nine Months Ended
	September 30,
(Dollars in thousands)	2020	2019
Net cash used in operating activities	$(58,927)	$(74,540)
Net cash provided by (used in) investing activities	30,267	(48,685)
Net cash (used in) provided by financing activities	(145)	160,250
Net change in cash, cash equivalents, and restricted cash	$(28,805)	$37,025

Cash Flows for the Nine months Ended September 30, 2020 and 2019

Operating Activities

Net cash used for operating activities during the nine months ended September 30, 2020 and 2019 was $(58.9) million and $(74.5) million, respectively. The decrease in cash used in operating activities of $15.6 million was primarily driven by a decrease in net loss of $10.7 million, decrease in non-cash gain on investment of $1.4 million and a decrease in the accretion of discount on investments of $1.5 million from the current period results. This was impacted by a reduction of net cash outflows from operating assets and liabilities of $0.9 million, as follows: increase in net cash inflows from accounts receivable of $10.1 million; increase in net cash outflows from inventory of $(1.0) million; decrease in the net cash inflow from prepaid expense and other current assets of $(0.3) million; increase in net cash outflows related accounts payable of $3.0 million; decrease in net cash inflow from accrued expense of $2.1 million; decrease in customer deposits inflow of $1.9 million. The majority of our inventory consists of finished goods. Inventory balances may fluctuate during cycles of new product launch, commercialization and planned growth of production and sales of products. We expect inventory levels to continue to increase as we launch our additional product lines in the near future.

Investing Activities

Net cash provided by (used in) investing activities during the nine months ended September 30, 2020 and 2019 was $30.3 million and $(48.7) million, respectively. The increase of $79 million in cash provided by investing activities was primarily due to $41 million in purchases of marketable securities, net of maturities, for the nine months ended September 30, 2019 as compared with $31 million in proceeds of marketable securities, net of purchases, for the nine months ended September 30, 2020. Purchases of fixed assets decreased from $7 million for the nine months ended September 30, 2019 to $1 million for the nine months ended September 30, 2020. Additionally, during the nine months ended September 30, 2019 we paid $0.1 million for the acquisition of addLEAP AB, and did not make a similar investment during the nine months ended September 30, 2020.

We expect our capital expenditures in 2020 to be limited to spending associated with sustaining our existing operations and supporting our current development programs (estimated spending of approximately $1.5 million to $2.0 million). We may revise our capital expenditures budget to reflect cash provided by the Business Combination in order to meet strategic objectives, including potentially acquiring companies or technologies in the additive manufacturing industry.

Financing Activities

Net cash (used in) provided by financing activities during the nine months ended September 30, 2020 and 2019 was $(0.1) million and $160.2 million, respectively. The decrease of $160.3 million in cash provided by financing activities resulted primarily from our Series E Preferred Stock offering in January of 2019, with no similar financing occurring during the nine months ended September 30, 2020.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements and do not utilize any “structured debt,” “special purpose” or similar unconsolidated entities for liquidity or financing purposes.

Critical Accounting Policies and Significant Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Certain of our accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements. These judgments and estimates are based on the our historical experience (where available), current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in our judgments, the results could be materially different from our estimates. We believe the following critical accounting policy requires significant judgments and estimates in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue from sale of products upon transfer of control, which is generally at the point of shipment. Revenue from sale of services may be recognized over the life of the associated service contract or as services are performed, depending on the nature of the services being provided.

Our contracts with customers often include promises to transfer multiple products and services to the customer. Judgment is required to determine the separate performance obligations present in a given contract, which we have concluded are generally capable of being distinct and accounted for as separate performance obligations. We use standalone selling price (SSP) to allocate revenue to each performance obligation. Significant judgment is required to determine the SSP for each distinct performance obligation in a contract.

We began generating revenue in the fourth quarter of 2018, and as such, we have had limited standalone sales of our products and services. The absence of observable prices resulting from our relatively short period of revenue generation requires us to estimate the SSPs of distinct performance obligations in a given contract.

We determine SSP using market conditions and other observable inputs. We typically have more than one SSP for individual products and services due to the stratification of our customers. The SSP generally varies by size of the customer. Our determination of SSP may change in the future as standalone sales of products and services occur, providing observable prices.

Stock–Based Compensation

We have applied the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718 Compensation-Stock Compensation to account for the stock-based compensation for employees and non-employees. We recognize compensation costs related to stock options granted to employees and non-employees based on estimated fair value of the award on the date of grant. Described below is the methodology we have utilized in measuring stock-based compensation expense.

Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock-based awards as of their measurement date. We recognize stock-based compensation expense over the requisite service period, which is the vesting period of the award. Calculating the fair value of stock-based awards requires that we make highly subjective assumptions. We use the Black-Scholes option pricing model to value our stock option awards Use of this valuation methodology requires that we make assumptions as to the volatility of our common stock, the fair value of our common stock on the measurement date, the expected term of our stock options, the risk free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield. Because we are a privately held company with a limited operating history, we utilize data from a representative group of publicly traded companies to estimate the expected stock price volatility. We selected representative companies from the additive manufacturing industry with characteristics similar to us. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment as we do not have sufficient historical stock option activity data to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees and non employees. We were precluded from using the simplified method for our August 5, 2020 grant therefore expected term for this grant was based on forecasted exercises. We utilize a dividend yield of zero based on the fact that we have never paid and are not expected to pay cash dividends The risk-free interest rate used for each grant is an interpolated rate to match the term assumption based on the U.S. Treasury yield curve as of the valuation date.

The following table presents the dates of stock options that we granted or modified from the earliest presented period in these financial statements through September 30, 2020 with the corresponding exercise price for each option grant or modifications and our current estimate of the fair value per option on each grant or modification date, which we utilize to calculate stock-based compensation expense.

			Weighted-Average	Weighted-Average
	Number of	Weighted-Average	Estimated Fair	Estimated Fair
	Share Options	Exercise Price	Value per Share	Value per Share
Grant Date	Granted	per Share	of Common Stock	of Options
February 27, 2018	976,200	$3.00	$3.00	$1.59
May 11, 2018	589,925	$3.00	$3.00	$1.59
September 7, 2018	221,600	$3.39	$3.39	$1.79
November 13, 2018	227,000	$3.39	$3.39	$1.82
March 1, 2019	1,273,495	$4.08	$4.08	$2.15
May 8, 2019	931,415	$4.08	$4.08	$2.14
September 18, 2019	592,115	$4.08	$4.08	$2.08
November 13, 2019	574,800	$4.08	$4.08	$2.08
March 12, 2020	387,829	$4.08	$4.08	$2.01
June 11, 2020	3,419,763	$1.71	$1.71	$0.86
July 14, 2020	2,528,052	$1.71	$9.75	$8.39
August 5, 2020	584,500	$1.71	$9.75	$8.27

Determination of the fair value of Common Stock on Grant Dates

There has been no public market for our equity instruments to date, as a result, the estimated fair value of our common shares has historically been determined by our board of directors as of the grant date with input from management, considering our most recently available third-party valuations of common shares and our board of directors’ assessment of additional objective and subjective factors that the board believed were relevant and which may have changed from the date of the most recent valuation through the date of grant. Following the consummation of the merger with Trine, the fair value of the combined entity’s common stock will be determined based on the quoted market price of the entity’s common stock. We engaged an independent third-party valuation specialist to perform contemporaneous valuations of our common shares in connection with each of our convertible preferred stock issuances and as of June 30, 2019, December 31, 2019, March 31, 2020, and August 20, 2020. The valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants (“AICPA”) Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:

•	The rights and preferences of our preferred stock as compared to those of our common stock, including liquidation preferences of preferred stock;

•	Our results of operations and financial position;

•	Our stage of development and business strategy and the material risks related to our business and industry;

•	The composition of, and changes to, our management team and board of directors;

•	The lack of liquidity of our common stock;

•	The valuation of publicly traded peer companies; and

•	The likelihood of achieving a liquidity event for the holders of our common stock and stock options, given prevailing market conditions.

The dates of our contemporaneous valuations have not always coincided with the date of our stock option grants. In determining the exercise prices of the stock options set forth in the table above, our board of directors considered, among other things, the most recent contemporaneous valuation of our common stock and their assessment of additional objective and subjective factors that were relevant as of the grant dates. These factors include the current operating performance of the company, assumptions regarding the future operating performance of the company, and the likelihood of achieving a liquidity event in the capital markets. If we had made different assumptions, our stock-based compensation expense, net loss, and net loss per share applicable to common stockholders could have been materially different.

Recent Accounting Pronouncements

Refer to Note 2 of Desktop Metal’s condensed consolidated financial statements found elsewhere in this Current Report on Form 8-K.

Internal Control Over Financial Reporting

In the course of preparing the financial statements that are included in this Current Report on Form 8-K, our management has determined that we have material weaknesses in our internal control over financial reporting. These material weaknesses primarily pertain to timely reconciliation and analysis of certain key accounts and the ability to produce financial statements on a public company timeline. We have concluded that these material weaknesses in our internal control over financial reporting occurred because, prior to this offering, we were a private company and did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

In order to remediate these material weaknesses, we have taken and plan to take the following actions:

•	the hiring and continued hiring of additional accounting, finance and legal resources with public company experience; and

•	implementation of additional review controls and processes and requiring timely account reconciliations and analyses.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of September 30, 2020 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities and, if we consider it to be appropriate, through the use of derivative financial instruments. We do not purchase, hold or sell derivative financial instruments for trading or speculative purposes. For additional information on our variable rate debt, refer to the Notes to Unaudited Condensed Consolidated Financial Statements are set forth in Exhibit 99.2 hereto and incorporated by reference herein.

Interest Rate Risk

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. At September 30, 2020, we had $10 million in variable rate debt outstanding. A 10% change in interest rates would have an immaterial impact on annualized interest expense.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

We are currently engaged in arbitration with Markforged, Inc., a competitor in the 3D printing industry, regarding claims against us alleging false and misleading statements about their products in violation of a settlement agreement that we entered into with Markforged, Inc. to settle a prior dispute regarding patent infringement and trade secret misappropriation. Markforged, Inc. initiated this proceeding by filing a complaint in federal court in Boston on July 30, 2019. The Company successfully compelled the case to arbitration. Markforged, Inc. filed its demand for arbitration with JAMS on October 21, 2019. The demand seeks damages based on an alleged breach of the settlement agreement. One provision of that agreement prohibits either party from making statements that misrepresent the functionality of the other party's products and further provides for liquidated damages of $100,000 for each occurrence. In anticipation of the arbitration hearing, the parties have exchanged expert reports, including reports on possible damage calculations. The arbitration is scheduled to be heard by the end of 2020, however, subsequent proceedings in connection therewith may continue into 2021. See Note 9 to the condensed consolidated financial statements which are set forth in Exhibit 99.2 hereto and incorporated by reference herein.